                                                                       Exhibit 2

                                ARBITRATION PROCEEDING
                                MINNEAPOLIS, MINNESOTA

---------------------------------

Peter J. King,
Stephen D. Higgins,
for himself and as
Trustee for the
William B. King Trust and
the Russell S. King Trust,
Jeffrey G. Jacobsen,
Andrew Sall,
Daniel W. Cadwell,
Carrie A. Halvorson,
Thomas W. Kuharski,
Anna M. Miller,
Kelley A. Ross,
James C. Teal,
Denise A. Willhite,
Susan L. Rehberger,
and Barry J. Schwach,

              Claimants,

         v.                       Arbitrator:
                                  George F. McGunnigle
Sunrise Leasing Corporation
and its successor Sunrise
Resources, Inc.,

              Respondents.
---------------------------------


                            SUPPLEMENTAL ARBITRATION AWARD

    The above-captioned matter was submitted to the undersigned pursuant to paragraph 10.7 of the Agreement and Plan of Reorganization by and among Sunrise Leasing Corporation and

                                           1

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The P.J. King Companies, Inc. d/b/a International Leasing Corporation and
Affiliates, dated October 14, 1994 (hereinafter "Merger Agreement") and by Submission Agreement of the parties dated October 17, 1996, for binding arbitration of all disputes, controversies and differences arising out of or in connection with the Merger Agreement.

    The Arbitrator entered an Award on June 17, 1997, disposing of the claims in the Statement of Claim, except for the claimants' request for an award of attorney's fees and costs. The Award set forth a procedure and schedule with respect to said request, providing for claimants to submit an affidavit and supporting memorandum and for respondents to file a response thereto.

    Based upon the pleadings in the arbitration, the testimony and exhibits adduced at hearings, the pre-hearing and post-hearing submissions of the parties, the supplementation of the record with respect to attorney's fees and costs, and memoranda submitted in connection therewith, and all the files, records and proceedings herein, I, the undersigned Arbitrator, having been duly sworn, enter the following:

                                  SUPPLEMENTAL AWARD

    1. The Indemnifying Shareholders (as defined in the Award), are awarded reasonable attorney's fees and costs in the aggregate amount of $213,500, payable in the form of an issuance or transfer of Sunrise Resources, Inc. common stock valued at $5.50 per share, or (rounded) 38,818 shares.

    2. This Supplemental Arbitration Award is in full settlement of all remaining claims submitted pursuant to the parties' Agreement dated October 14, 1994, and Submission Agreement dated October 17, 1996.

                                       /s/ George F. McGunnigle
                                       --------------------------------
                                       George F. McGunnigle
                                       Arbitrator

Subscribed and sworn to before me
this 25th day of June, 1997.


/s/ Sharon Tilden
---------------------------------

                                          3